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                                                                   Exhibit  21.1


                                  Subsidiaries

1.       OptiMark Services, Inc., a Colorado corporation

2.       OptiMark OTC Services, Inc., a Delaware corporation

3.       OptiMark Trading Systems Canada Inc., a Canadian corporation

4.       Japan OptiMark Systems, Inc., a Japanese corporation

5.       Hudson Investment Holdings, LLC, a Delaware limited liability company

6.       Hudson Investments, LLC, a Delaware limited liability company